Exhibit 99.1

Party City Announces Fourth Quarter and Full Year 2015 Results

Revenue increase of 4%1 on a constant currency basis to a record $2.29 billion for fiscal year 2015

Adjusted Net Income increase of 32% in fiscal year 2015; Adjusted EPS of $1.01

ELMSFORD, N.Y., March 10, 2016 — Party City Holdco Inc. (“the Company” or “Party City”) (NYSE: PRTY) today announced financial results for the quarter and year ended December 31, 2015.

James M. Harrison, Chief Executive Officer, stated: “We are very pleased to have ended 2015 with a strong fourth quarter and to have delivered total sales and earnings performance for the year within the original guidance ranges we set for ourselves early in 2015. Our performance demonstrates the strength of our vertical model, which allows us to drive profits through our wholesale and retail businesses, as well as execution of our strategic initiatives.”

During the year, the Company achieved a number of milestones in executing its growth strategy:

•	Strengthened our vertical model by completing the acquisitions of Travis Designs and ACIM

•	Increased our share of shelf[2] to 75% from 70% in 2014

•	Increased our international presence by entering into a master franchise agreement in Mexico and increasing international third party wholesale sales 15% on a constant currency basis

•	Expanded our store base by opening/acquiring 33 new stores (19 net of closures) in the U.S. and Canada

•	Reduced leverage[3] from 5.7 times to 4.6 times adjusted EBITDA

•	Generated cash interest savings of approximately $27 million in 2015 as a result of the application of our IPO proceeds towards debt reduction and a refinancing of our debt in August; Expect an additional $28 million of cash interest savings in 2016 based upon current interest rates

Mr. Harrison added, “In 2016, we have many exciting opportunities to expand our business such as tapping into new customer markets like B2B, increasing our international penetration, expanding our store base and driving e-commerce growth. We remain focused on our multiple growth strategies and are committed to successfully integrating the acquisitions of ACIM and Travis, as well as continuing to seek new opportunities to deepen our vertical model to fuel further margin expansion by manufacturing more of what we sell.”

Fourth quarter summary:

•	Total revenues of $782 million were up 4.4%[1] on a constant currency basis. On a reported basis, given the extra week in the prior year quarter and negative currency impacts, total revenues declined 2.8%.

•	Retail sales increased 5.4%[1] on a constant currency basis excluding the 14th week impact, driven by 19 net new Party City stores added in the past twelve months, 20 additional Halloween City stores and higher brand comparable sales (noted below). On a reported basis retail sales decreased 3.0% to $618 million.

•	Brand comparable sales increased 2.8% driven by a strong Halloween season which resulted in a 3.3% increase in brand comparable sales for fiscal October.

•	Net third-party wholesale revenues increased 1.0% on a constant currency basis driven by stronger international sales, offset by lower sales to domestic party good retailers. On a reported basis, net third-party wholesale revenues decreased 2.1% to $156 million.

[1]	Adjusted for foreign currency and 53rd week impact (refer to “53/52 Week Fiscal Year” paragraph)
[2]	The percentage of our retail product cost of sales supplied by our wholesale operations
[3]	Defined as net debt to adjusted EBITDA

•	Total gross profit margin increased 230 basis points to 46.8% driven by increased share of shelf and fewer markdown and other inventory reserves, partially offset by unfavorable foreign currency movements. Wholesale share of shelf[2] was approximately 77%, compared to approximately 73% in the year-ago quarter.

•	Operating expenses decreased 2.4% to $198.6 million. Within this category:

•	Wholesale selling expenses declined 18.9% due to foreign currency translation, cost savings related to a reorganization of our sales and marketing groups, and lower intangible asset amortization.

•	Retail operating expenses decreased 1.9% due to the extra week in fiscal 2014 (explained below), offset by higher payroll costs associated with new stores and a greater number of Halloween City stores (335 vs. 315 in 2014).

•	General and administrative expenses increased 2.3% as higher inflationary costs and costs of acquired companies were offset in part by the impact of the 14th week in 2014 (described below) and foreign currency translation.

•	Income from operations grew 7.9% to $171 million and totaled 21.8% of total revenues, up approximately 220 basis points from the prior year quarter.

•	Adjusted EBITDA increased 3.4% to $198 million, compared to $191 million in the fourth quarter of fiscal 2014. Adjusted EBITDA margin increased to 25.3% of total revenues, compared to 23.8% in the prior year quarter.

•	Adjusted net income increased 8.3% to $91 million, compared to $84 million in the prior year period. On a per share basis, given the IPO-related increase in share count to 120.3 million shares in 4Q15 from 94.8 million shares in 4Q14, adjusted diluted net income per share decreased to $0.76 from $0.89.

Full year summary

•	Total revenues of $2.29 billion, up 4.1%[1] on a constant currency basis, excluding the impact of the 53rd week in 2014. On a reported basis, total revenues increased 1.0%.

•	Retail sales increased 3.8%[1] on a constant currency basis, driven by 19 net new Party City stores added in the past twelve months, 20 additional Halloween City stores and higher brand comparable sales noted below. On a reported basis retail sales increased 1.0% to $1,622 million.

•	Brand comparable sales increased by 1.5%.

•	Net third-party wholesale revenues increased 5.0% on a constant currency basis driven by stronger international sales offset by the elimination of now intercompany U.S. Balloon sales. On a reported basis net third-party wholesale revenues increased 1.1% to $654 million.

•	Total gross profit margin increased 80 basis points to 39.7% due to less impact from purchase accounting adjustments, increased share of shelf and fewer markdowns, offset by unfavorable foreign currency movements and sales mix.

•	Wholesale share of shelf[2] was approximately 75%, compared to approximately 70% in 2014.

•	Operating expenses decreased 0.2% to $651 million. Within this category:

•	Wholesale selling expenses declined 13.1% from the prior year due to cost savings related to a reorganization of our sales and marketing groups and the impact of foreign currency translation.

•	Retail operating expenses increased 1.0% due to higher payroll costs associated with new stores and a greater number of Halloween City stores this season, partially offset by the extra week in fiscal 2014.

•	General and administrative expenses increased 2.3% year over year as higher inflationary costs were offset by the 53rd week impact described below and foreign currency translation.

•	Income from operations grew 12.0% to $272 million or 11.9% of total revenues, up approximately 120 basis points from 2014.

•	Adjusted EBITDA increased 5.0% to $380 million, compared to $362 million in 2014. Adjusted EBITDA margin increased to 16.6% of total revenues compared to 15.9% in 2014.

•	Adjusted net income increased 31.6% to $114 million, compared to $87 million in 2014. Adjusted diluted net income per share increased to $1.01 from $0.92 in 2014.

Balance sheet highlights as of December 31, 2015:

The Company ended the fourth quarter with $1,744 million in debt (net of cash) and approximately $349.1 million in availability under its asset-based revolving credit facility.

Fiscal 2016 Outlook:

The Company expects fiscal 2016 total revenues of $2.35 to $2.42 billion, and brand comparable sales to range between flat to up slightly. Adjusted EBITDA guidance is in the range of $390 to $405 million, adjusted net income expectations are in the range of $140 to $150 million, and adjusted diluted net income per share is expected to be $1.17 to $1.25 based upon estimated weighted average common shares outstanding of approximately 120.5 million.

The adjusted effective tax rate for the full fiscal year 2016 is expected to be approximately 38.5%.

53/52 Week Fiscal Year:

The Company’s Retail business operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year and, as a result, a 53rd week is added every five or six years. Fiscal 2014 included a 53rd week. Similarly, while fiscal quarters normally consist of 13-week periods, the fourth quarter of 2014 included a 14th week. For comparability between 2015 and 2014 financial results, certain amounts referenced herein exclude the impact of the 53rd week of full-year 2014 and the 14th week of fourth quarter 2014, which added $29 million and $46 million to net sales, respectively.

Conference Call Information:

A conference call to discuss fourth quarter and full year fiscal 2015 financial results is scheduled for today, March 10, 2016, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-201-0168 (U.S. domestic) and 647-788-4901 (international), and enter conference ID# 24121650, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investor.partycity.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for one year after the call.

The Company has also posted supplemental fourth quarter and full year 2015 earnings slides that are available on the website at http://investor.partycity.com.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, http://investor.partycity.com/. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Information:

This press release includes non-GAAP measures including Adjusted EBITDA and Adjusted Net Income/Loss and Adjusted Earnings per Share. We present these non-GAAP financial measures because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because the credit facilities use Adjusted EBITDA to measure compliance with certain covenants. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements:

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Party City’s expectations regarding revenues, brand comparable sales, Adjusted EBITDA, Adjusted net income/loss, adjusted diluted earnings per share, average common shares outstanding and the effective tax rate. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to compete effectively in a competitive industry; fluctuations in commodity prices; our ability to appropriately respond to changing merchandise trends and consumer preferences; successful implementation of our store growth strategy; decreases in our Halloween sales; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional risks and uncertainties set forth in “Risk Factors” in Party City’s prospectus dated April 15, 2015 and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward looking statements. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update or revise such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Party City

Party City Holdco Inc. (the “Company” or “Party City Holdco”) is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 900 specialty retail party supply stores (including approximately 180 franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Contact Information

Deborah Belevan, VP of Investor Relations

(914) 784-8324

InvestorRelations@partycity.com

PARTY CITY HOLDCO INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$42,919	$47,214
Accounts receivable, net	132,287	140,663
Inventories, net	564,259	582,230
Prepaid expenses and other current assets	50,450	77,232

Total current assets	789,915	847,339
Property, plant and equipment, net	272,420	248,684
Goodwill	1,562,515	1,557,250
Trade names	568,712	569,343
Other intangible assets, net	89,157	107,010
Other assets, net	9,684	6,865

Total assets	$3,292,403	$3,336,491

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$126,136	$21,936
Accounts payable	111,616	145,686
Accrued expenses	146,319	165,683
Income taxes payable	8,504	34,670
Current portion of long-term obligations	14,552	12,249

Total current liabilities	407,127	380,224
Long-term obligations, excluding current portion	1,646,121	2,086,611
Deferred income tax liabilities	276,667	309,338
Deferred rent and other long-term liabilities	49,471	38,030

Total liabilities	2,379,386	2,814,203
Redeemable common securities (3,088,630 shares issued and outstanding at December 31, 2014)	—	35,062
Commitments and contingencies
Stockholders’ equity:
Common stock (119,258,374 and 91,007,894 shares issued and outstanding at December 31, 2015 and 2014, respectively)	1,193	910
Additional paid-in capital	904,425	469,117
Retained earnings	40,189	29,934
Accumulated other comprehensive loss	(32,790)	(12,735)

Total stockholders’ equity	913,017	487,226

Total liabilities, redeemable common securities and stockholders’ equity	$3,292,403	$3,336,491

PARTY CITY HOLDCO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014[1]	2015	2014[1]
Revenues:
Net sales	$774,341	$796,516	$2,275,122	$2,251,589
Royalties and franchise fees	7,160	7,519	19,411	19,668

Total revenues	781,501	804,035	2,294,533	2,271,257
Expenses:
Cost of sales	412,217	442,282	1,370,884	1,375,706
Wholesale selling expenses	15,435	19,040	64,260	73,910
Retail operating expenses	133,064	135,586	401,039	397,110
Franchise expenses	3,797	3,948	14,394	14,281
General and administrative expenses	41,049	40,131	151,097	147,718
Art and development costs	5,271	4,895	20,640	19,390

Total expenses	610,833	645,882	2,022,314	2,028,115
Income from operations	170,668	158,153	272,219	243,142
Interest expense, net	21,931	38,814	123,361	155,917
Other expense, net	4,471	1,456	130,990	5,891

Income before income taxes	144,266	117,883	17,868	81,334
Income tax expense	57,743	38,894	7,409	25,211

Net income	$86,523	$78,989	$10,459	$56,123

Comprehensive income (loss)	$83,384	$68,939	($9,596)	$37,980

Net income per common share-Basic	$0.73	$0.84	$0.09	$0.60

Net income per common share-Diluted	$0.72	$0.83	$0.09	$0.59

Weighted-average number of common shares-Basic	119,258,374	94,085,555	111,917,168	93,996,355
Weighted-average number of common shares-Diluted	120,266,120	94,818,926	112,943,807	94,444,137

1.	The fourth quarter and full year ended December 31, 2014, contain a 14th and 53rd week for our Retail operations, respectively.

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED EBITDA

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$86,523	$78,989	$10,459	$56,123
Interest expense, net	21,931	38,814	123,361	155,917
Income taxes	57,743	38,894	7,409	25,211
Depreciation and amortization	20,948	21,895	80,515	82,890

EBITDA	187,145	178,592	221,744	320,141
Equity based compensation	948	396	3,042	1,583
Non-cash purchase accounting adjustments	(1,509)	5,512	4,470	8,868
Management fee (a)	—	839	31,627	3,356
Impairment charges	852	1,012	852	1,012
Restructuring, retention and severance	7	832	2,318	3,391
Refinancing charges (b)	—	—	94,607	4,396
Deferred rent	3,827	2,742	13,407	14,418
Business interruption proceeds, net of costs	—	41	—	(2,435)
Corporate development expenses	243	299	1,786	700
Foreign currency losses	1,909	59	3,691	1,447
Closed store expense	998	(74)	1,901	1,199
Undistributed loss in unconsolidated joint venture	185	710	562	1,556
Gain on sale of assets	—	—	(2,660)	—
Change-of-control license premium	3,000		3,000
Other	(3)	76	(54)	2,493

Adjusted EBITDA	$197,602	$191,036	$380,293	$362,125

(a)	Represents management fees paid to THL and Advent. The management agreement terminated upon the consummation of the initial public offering in April 2015 and the Company paid a one-time termination fee.
(b)	2015 represents charges associated with refinancing the Company’s debt, a prepayment penalty of $7,000 related to the redemption of the Nextco Notes following the IPO, as well as the write-off of related capitalized debt issuance costs and original issuance discounts.

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED NET INCOME

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Income before income taxes	$144,266	$117,883	$17,868	$81,334
Intangible asset amortization	4,669	5,450	18,885	22,195
Non-cash purchase accounting adjustments	(1,985)	6,410	6,445	13,692
Amortization of deferred financing costs and original issuance discounts (a)(b)	1,291	3,173	40,516	15,610
Management fee (c)	—	839	31,627	3,356
Refinancing charges (a)	—	—	65,338	1,407
Equity based compensation	948	396	3,042	1,583
Impairment charges	852	1,012	852	1,012
Gain on sale of assets	—	—	(2,660)	—
Change-of-control license premium	3,000	—	3,000	—

Adjusted income before income taxes	153,041	135,163	184,913	140,189
Adjusted income tax expense (d)	62,062	51,111	70,707	53,351

Adjusted net income	$90,979	$84,052	$114,206	$86,838

Adjusted net income per common share - diluted	$0.76	$0.89	$1.01	$0.92
Weighted-average number of common shares-diluted	120,266,120	94,818,926	112,943,807	94,444,137
Common stock issued in IPO(e)	—	25,156,250	—	17,819,010

Pro forma weighted-average number of common shares-diluted	120,266,120	119,975,176	112,943,807	112,263,147

Pro forma adjusted net income per common share - diluted	$0.76	$0.70	$1.01	$0.77

(a)	During 3Q15, the Company refinanced its debt and paid $56,350 in call premiums and other third party costs, as well as wrote off $22,661 in capitalized debt issuance costs, original issue discounts and call premiums. Additionally, in 2Q15, the Company expensed a prepayment penalty of $7,000 related to the redemption of the Nextco Notes following the April 2015 IPO, and wrote off $8,596 of capitalized debt issuance costs and original issue discounts on the Nextco Notes. The write-off of the debt issuance costs, original issue discounts and call premiums is included in “Amortization of deferred financing costs and original issuance discounts” in this table and in the Company’s consolidated statement of cash flows.
(b)	Represents the amortization of deferred financing costs, call premiums and original issuance discounts related to debt offerings. Additionally, includes the write-off of deferred financing costs, net original issuance discounts and unamortized call premiums disucssed in Note (a) above.
(c)	Represents management fees paid to THL and Advent. The management agreement terminated upon the consummation of the initial public offering in April 2015 and the Company paid a one-time termination fee.
(d)	Represents the income tax expense using the rate in effect after considering the adjustments.
(e)	Reflects the weighted average number of common shares issued in conjunction with the initial public offering on April 16, 2015 that are included in the corresonding period of 2015.

PARTY CITY HOLDCO INC.

SEGMENT INFORMATION

(In thousands except percentages)

	Three Months Ended December 31,
	2015		2014
Total Revenues	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Net Sales:
Wholesale	$303,272	38.8%	$300,763	37.4%
Eliminations	(147,259)	(18.8%)	(141,374)	(17.6%)

Net wholesale	156,013	20.0%	159,389	19.8%
Retail	618,328	79.1%	637,127	79.3%

Total net sales	774,341	99.1%	796,516	99.1%
Royalties and franchise fees	7,160	0.9%	7,519	0.9%

Total revenues	$781,501	100.0%	$804,035	100.0%

	Year Ended December 31,
	2015		2014
Total Revenues	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Net Sales:
Wholesale	$1,226,989	53.5%	$1,213,024	53.4%
Eliminations	(573,391)	(25.0%)	(566,663)	(24.9%)

Net wholesale	653,598	28.5%	646,361	28.5%
Retail	1,621,524	70.7%	1,605,228	70.6%

Total net sales	2,275,122	99.2%	2,251,589	99.1%
Royalties and franchise fees	19,411	0.8%	19,668	0.9%

Total revenues	$2,294,533	100.0%	$2,271,257	100.0%

	Three Months Ended December 31,
	2015		2014
Total Gross Profit	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Retail	$308,629	49.9%	$306,359	48.1%
Wholesale	53,495	34.3%	47,875	30.0%

Total	$362,124	46.8%	$354,234	44.5%

	Year Ended December 31,
	2015		2014
Total Gross Profit	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Retail	$703,236	43.4%	$674,453	42.0%
Wholesale	201,002	30.8%	201,430	31.2%

Total	$904,238	39.7%	$875,883	38.9%

PARTY CITY HOLDCO INC.

OPERATING METRICS

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Share of Shelf (a)	77.2%	72.9%	75.0%	70.2%

Store Count
Corporate Stores:
Beginning of period	704	687	693	674
New stores opened	10	7	27	23
Acquired	4	—	6	6
Closed	(6)	(1)	(14)	(10)

End of period	712	693	712	693
Franchise Stores:
Beginning of period	204	208	208	212
Sold to Party City	(4)	—	(6)	(1)
Closed	—	—	(2)	(3)

End of period	200	208	200	208

Grand Total	912	901	912	901

Brand comparable sales increase (b)	2.8%	7.6%	1.5%	5.8%

(a)	Share of shelf represents the percentage of our retail product cost of sales supplied by our wholesale operations
(b)	Party City brand comparable sales include North American e-commerce sales.